SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 6, 2018 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its March and first quarter 2018 preliminary traffic statistics.

The Company flew 11.7 billion revenue passenger miles (RPMs) in March 2018, an increase of 3.7 percent from the 11.3 billion RPMs flown in March 2017. Available seat miles (ASMs) increased 2.4 percent to 13.8 billion in March 2018, compared with March 2017 ASMs of 13.4 billion. The March 2018 load factor of 85.1 percent was a March record, compared with 84.1 percent in March 2017.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415
www.southwestairlinesinvestorrelations.com

Media Contact:
Southwest Airlines Media Relations
214-792-4847

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

MARCH
	2018	2017	Change
Revenue passengers carried	11,949,000	11,293,513	5.8%
Enplaned passengers	14,317,210	13,591,122	5.3%
Revenue passenger miles (000s)	11,718,901	11,300,137	3.7%
Available seat miles (000s)	13,763,684	13,436,867	2.4%
Load factor	85.1%	84.1%	1.0 pts.
Average length of haul	981	1,001	(2.0)%
Trips flown	117,748	116,196	1.3%

FIRST QUARTER
	2018	2017	Change
Revenue passengers carried	31,332,137	29,538,790	6.1%
Enplaned passengers	37,543,100	35,578,350	5.5%
Revenue passenger miles (000s)	30,439,493	29,340,658	3.7%
Available seat miles (000s)	37,366,468	36,699,870	1.8%
Load factor	81.5%	79.9%	1.6 pts.
Average length of haul	972	993	(2.1)%
Trips flown	326,216	321,790	1.4%

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SW-T